UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2011

HASCO MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Florida	333-58326	65-0924471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1416 West I-65 Service Road S., Mobile, AL  36693

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (251) 633-4133

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.	Completion of Acquisition or Disposition of Assets.

On May 13, 2011, the Company completed the acquisition of Mobility Freedom Inc. and Wheelchair Vans of America.

Mobility Freedom offers their clients a complete inventory of new and used wheelchair accessible vans to their customers in the Clermont, Orlando, Tampa, Edgewater, Palm Coast and Pensacola area in Florida.  They also offer additional services on most mobility vans with items such as extended warranty, adaptive equipment like automobile hand controls or EZ lock tie downs. They are a licensed automobile dealer, home lift system provider, VA and VR state certified vendors and they are also exclusive vendors for certain Florida state funded agencies.

Wheelchair Vans of America specializes in renting conversion vans to the disabled individuals visiting the State of Florida.  The vans have a lowered floor conversion with a fully automatic fold out ramp and kneeling system for ease of use.

Pursuant to the terms of the transaction, HASCO paid the selling shareholders of Mobility Freedom Inc. and Wheelchair Vans of America $1,850,000 in cash and a $2,000,000 Promissory Note with a 15 year term for a total consideration of $3,850,000 along with 250,000 shares of HASCO Medical, Inc. common stock. Based on Mobility Freedom Inc. and Wheelchair Vans of America’s historical financial performance, it is expected they will contribute approximately $10-$12 million in revenues and $400,000 -$500,000 in net income to HASCO in the coming calendar year.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASCO MEDICAL, INC.

Date: May 20, 2011	By:	/s/ Hal Compton, Jr.
Hal Compton, Jr.
Chief Executive Officer and President